Exhibit 10.1

March 16, 2006

Dear Dr. Olanoff:

You have elected to have 100% ($50,000) of your 2005 annual bonus designated in restricted shares of Celsion stock which will vest on March 15, 2007. The Board of Directors has also granted you an additional award of $50,000 in lieu of a salary increase for 2006. These awards have been converted into stock using the closing price of the stock on March 15, 2006 ($4.08). The company will issue a certificate for 24,510 shares of Celsion Corporation stock in your name. The company will retain the certificate in safekeeping and release it to you when the restriction has been lifted on March 15, 2007.

Sincerely,

/s/ Anthony P. Deasey

Anthony P. Deasey

Executive Vice President – Chief Operating Officer

Chief Financial Officer